UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 29, 2009

Gran Tierra Energy Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-34018	98-0479924
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300, 611 – 10th Avenue S.W.
Calgary, Alberta, Canada T2R 0B2
(Address of Principal Executive Offices, Including Zip Code)

(403) 265-3221
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On January 29, 2009, the Board of Directors of Gran Tierra Energy Inc., or Gran Tierra, acting by unanimous written consent, approved an offer letter and an employment agreement for Shane P. O’Leary, pursuant to which Mr. O’Leary was appointed Chief Operating Officer of Gran Tierra, effective March 2, 2009.  On the same day, the Board also authorized the executive officers of Gran Tierra to enter into an indemnification agreement with Mr. O’Leary, substantially in the form previously approved by the Board and filed as Exhibit 10.9 to the current report on Form 8-K on November 10, 2005.  The employment agreement was executed by the parties on January 26, 2009 and the indemnification agreement will be signed when Mr. O’Leary begins his employment with Gran Tierra.

Prior to joining Gran Tierra, Mr. O’Leary, age 52, served as President and Chief Executive Officer of First Calgary Petroleums Ltd. (FCP) from April 2008 through September 2008 when FCP was acquired and Chief Operating Officer of FCP since January 2006.  From 2002 to 2006, Mr. O’Leary served as Vice President of Development Planning & Engineering and as Business Unit Leader of the Brazil operation of EnCana Corporation.  From 1999 to 2002, Mr. O’Leary served as Program Manager at BP Exploration (Alaska) Inc. and previously had held various positions with the American Oil Company, including Vice President of Business Development of the company’s Egypt operation, until the company merged with British Petroleum in 1998.  Mr. O’Leary earned an undergraduate degree in chemical engineering from Queen’s University and an M.B.A. from the University of Western Ontario.

The employment agreement between Gran Tierra and Mr. O’Leary provides that Mr. O’Leary will: (i) receive a base salary, as determined by the Board, (ii) be eligible to receive an annual bonus, as determined by the Board, and (iii) be eligible to participate in the stock option plans of Gran Tierra.  The bonus is to be paid within 60 days of the end of the preceding year based on Mr. O’Leary’s performance.  The offer letter provides that Mr. O’Leary will receive an initial base salary of C$280,000 and an initial option grant of 500,000 options to purchase the same number of shares of Gran Tierra’s common stock.

The employment agreement does not have terms of specified duration.  The employment agreement provides for a severance package, in the event Mr. O’Leary is terminated without cause or he terminates the agreement for good reason, in the amount of one and one-half times “total cash compensation,” which is defined as the annualized amount of his base salary and bonus payment for the prior 18-month period.

“Good reason” includes (i) an adverse change in Mr. O’Leary’s position, title, duties or responsibilities, or any failure to re-elect him to such position (except for termination for “cause”), (ii) a reduction in Mr. O’Leary’s base salary unless all other executive officers are similarly reduced, or a change in the basis upon which Mr. O’Leary’s annual compensation is paid or determined except that annual performance bonuses are discretionary and shall not be considered adverse under the agreement if a performance bonus is reduced from a prior year or not paid, (iii) a change in control, or (iv) any breach by Gran Tierra of any material provision of the employment agreement.

A “change in control” is defined as (i) a dissolution, liquidation or sale of all or substantially all of the assets of Gran Tierra; (ii) a merger or consolidation in which Gran Tierra is not the surviving corporation; (iii) a reverse merger in which Gran Tierra is the surviving corporation but the shares of Gran Tierra’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (iv) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act (excluding any employee benefit plan, or related trust, sponsored or maintained by Gran Tierra or any of its affiliates) of the beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities of Gran Tierra representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

The employment agreement also includes standard insurance, non-competition and confidentiality provisions.

The above is only a brief description of the material terms of the employment agreement and the offer letter, does not purport to be complete, and is qualified in its entirety by reference to the full text of the offer letter and the employment agreement, attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Offer Letter between Gran Tierra Energy Inc. and Shane P. O’Leary dated January 26, 2009
10.2	Employment Agreement between Gran Tierra Energy Inc. and Shane P. O’Leary dated as of January 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2009	GRAN TIERRA ENERGY INC.

	By:	/s/ Martin H. Eden
Martin H. Eden
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Offer Letter between Gran Tierra Energy Inc. and Shane P. O’Leary dated January 26, 2009.
10.2	Employment Agreement between Gran Tierra Energy Inc. and Shane P. O’Leary dated as of January 26, 2009.